Zion Oil & Gas Newsletter

September 22, 2011

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 Dear Shareholder and/or Friend of Zion...

In June 2011, we successfully reached our target depth of approximately 19,357 feet (5,900 meters) in drilling our Ma’anit-Joseph #3 well into the Permian geologic layer in Northern Israel and learned a great deal about the geology of the region.

However, the last few weeks have put us to the test. In July 2011 we completed a rights offering and raised gross funds of approximately $24.5 million to be used to further our petroleum exploration in Israel. On August 1, 2011, Zion’s closing stock market price was $3.40, but as I write, the current stock market price is approximately 50% less than it was on August 1, 2011.

It is not logical that Zion’s business is worth 50% less today than it was 8 weeks ago. Clearly, with all the negative international financial news, many shares in many stock markets have been marked down in price, including our stock.

While one can speculate as to the reasons for the share price drop, to the best of my knowledge, the decline in our stock price is not related to any undisclosed business development directly affecting us.

Possibly, our stock may have been attacked by ‘short sellers’ who take advantage of market conditions beyond our control and sell large amounts of stock that they don’t own and then just buy it back later at a lower price, for their personal benefit. As at August 15, 2011, there were 2,306,937 shares of Zion common stock that had been sold short.

If your stock is held in a broker account, please make sure that you are in full control of the economic benefits of ownership in our Company and discuss this with your broker. You can request of your broker that your stock is not ‘lent out’ to ‘short sellers’ against your wishes.

In any event, Zion Oil & Gas will weather through this storm and, I believe, emerge as a stronger company. (Adversity causes some people to break; others to break records... or, you may prefer, Isaiah 33:22).

Here are five good reasons why we believe strongly that we will weather the storm:

(i) We have three petroleum exploration license areas, onshore Israel, comprising approximately 218,000 acres, and we are actively evaluating our licenses and planning for our next wells.

(ii) We have 100% working interest in our licenses.

(iii) We have an experienced and professional team.

(iv) Zion is well financed - as of September 15, 2011; we had approximately $26 million of cash in our bank accounts. When we file our quarterly financials (reviewed by our auditors ‘Somekh Chaikin, KPMG) for the three months ending September 30, 2011, you will see that we have a good reserve of cash.

(v) Zion has no outstanding debt.

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During September 2011, we have been progressing Zion’s business as fast as practicable, including the following:

Left to Right: Zion’s CEO Richard Rinberg, Zion’s Founder John Brown, Commissioner Gardosh, Zion’s EVP Victor Carrillo

(a) Zion’s Founder and Chairman of the Board, John Brown and Victor Carrillo, our Executive Vice President (and Director) visited Israel. We met with Israel’s Oil & Gas Commissioner, Dr. Gardosh, at his office in Jerusalem, to discuss Zion’s plans during the coming months. The meeting was both cordial and productive. The Commissioner wants us to succeed and, provided we comply with the terms of our licenses, will help us all he can.

Vibroseis trucks in Israel.
Vibroseis technology uses vehicle-mounted vibrators (commonly called “vibes”) to transmit seismic energy into the ground that then allows our geoscientists to “see” underground structures.

(b) We have negotiated and are very close to signing a seismic acquisition agreement with the Geophysical Institute of Israel (GII) to acquire field seismic in our recently acquired Jordan Valley License area, late in 2011 or very early in 2012.

(c) We are very close to signing a Memorandum of Understanding (MoU) with a drilling company for our next wells. Our schedules may change, but today, we believe that it is most likely that Zion’s next well will be drilled in our Jordan Valley License in 2012.

(d) Victor Carrillo and I attended and presented Zion at the ‘Rodman & Renshaw Annual Global Investment Conference’ in New York. We gathered a number of contacts that may well prove to be very useful to Zion, in the future. Zion’s presentation was well received by those attending.

Left to Right: Zion’s CEO Richard Rinberg,

(e) Victor Carrillo, Rev. Samuel Rodriguez and I signed a Memorandum of Understanding between Zion Oil & Gas and the NHCLC (The National Hispanic Christian Leadership Conference). He is regarded as the lead spokesperson for the almost 40,000 churches representing over 16 million in the Hispanic  Evangelical Christian Community. We believe that the Hispanic  Evangelical Christian Community will help Zion to further its petroleum exploration plans in Israel.

On Wednesday evening, September 28, 2011, Rosh Hashanah (Israel’s New Year - # 5772) begins and with all the negative news - both political and financial - it is all too easy to become discouraged. But please consider Professor Gil Troy’s comments in a recent edition of the Jerusalem Post newspaper:

“Israel is ending this Jewish year 5771 as a safe, stable liberal democracy boasting a massive, newfound natural gas source offshore, a newly-raised S&P bond rating to A+ (shortly after America’s downgrading) and a homicide rate more than fifty percent less than America’s, but a birthrate a third higher – reflecting communal cohesion, commitment and optimism.”

I agree but, as I mentioned in my previous update, the road to success comes through hard work, determination, and personal sacrifice.

So, we are redoubling our work efforts and examining every part of our business to ensure that we execute our planned drilling program with the minimum possible delay.

“In your good pleasure, make Zion prosper...”
Psalm 51:18

Thank you for your support of Zion and Shanah Tovah! (Happy Jewish New Year)

Shalom from Israel

Richard Rinberg
CEO of Zion Oil & Gas, Inc.
www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion’s planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com) at:

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300,
Dallas, TX 75231.

tel: 1-214-221-4610 or 1-888-891-9466